Schedule 14A Information

           Proxy Statement Pursuant to Section 14(a)
               of the Securities Exchange Act of
                   1934 (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X ] Definitive Proxy Statement
[  ] Definitive additional Materials
[  ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

        Gibraltar Steel Corporation
(Name of Registrant as specified in its character)

        _____________________________
(Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

[X ] No fee required.

[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

(1)Title of each class of securities to which transaction applies:
   ________________
(2)Aggregate number of securities to which transaction applies:
   ________________
(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):_______
(4)Proposed maximum aggregate value of transaction:_______
(5)Total fee paid:_______

[  ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)Amount Previously Paid:______________
     (2)Form, Schedule or Registration Statement No.:____________
     (3)Filing Party:__________________
     (4)Date Filed:___________________

                  GIBRALTAR STEEL CORPORATION
                      3556 Lake Shore Road
                         P.O. Box 2028
                  Buffalo, New York 14219-0228


      ____________________________________________________

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD May 20, 1997
      ____________________________________________________


  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Gibraltar Steel Corporation, a Delaware corporation (the "Company"), will be held at the Company's offices, 3556 Lake Shore Road, Buffalo, New York, on May 20, 1997, at 10:00 a.m., local time, for the following purposes:

  1. To elect one Class III Director to hold office until the 2000 Annual Meeting and until a successor has been elected and qualified.

  2. To take action upon and transact such other business as may be properly brought before the meeting or any adjournment or adjournments thereof.

  The Board of Directors has fixed the close of business on March 25, 1997, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting.

  Stockholders who do not expect to attend the meeting in person are urged to vote, sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose.


                                   WALTER T. ERAZMUS
                                   Secretary




Dated: April 11, 1997

                  GIBRALTAR STEEL CORPORATION
                      3556 Lake Shore Road
                         P.O. Box 2028
                  Buffalo, New York 14219-0228

       _________________________________________________

                        PROXY STATEMENT
       _________________________________________________


  This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation, by the Board of Directors of Gibraltar Steel Corporation, a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders to be held at the Company's offices, 3556 Lake Shore Road, Buffalo, New York, on May 20, 1997, at 10:00 a.m., local time, and at any adjournment or adjournments thereof. The close of business on March 25, 1997, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting. At the close of business on March 25, 1997, the Company had outstanding 12,324,900 shares of common stock, $.01 par value per share ("Common Stock"), the holders of which are entitled to one vote per share on each matter properly brought before the Annual Meeting.

  The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. In addition to the use of the mails, proxies may be solicited by personal interviews and telephone by Directors, officers and employees of the Company. Arrangements will be made with brokerage houses, banks and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

  The shares represented by all valid proxies in the enclosed form will be voted if received in time for the Annual Meeting in accordance with the specifications, if any, made on the proxy card. If no specification is made, the proxies will be voted FOR the nominees for Director named in this Proxy Statement.

  The proxy card provides space for a stockholder to withhold voting for any or all nominees for the Board of Directors or to abstain from voting for any proposal if the stockholder chooses to do so. Each nominee for election as a Director requires a plurality of the votes cast in order to be elected. A plurality means that the nominees with the largest number of votes are elected as Directors up to the maximum number of Directors to be elected at the Annual Meeting.

  The execution of a proxy will not affect a stockholder's right to attend the Annual Meeting and to vote in person. A stockholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary, by appearing at the Annual Meeting and so stating, or by submitting another duly executed proxy bearing a later date.

  The date of this Proxy Statement is the approximate date on which the Proxy Statement and form of proxy were first sent or given to stockholders.


                           PROPOSAL 1
                     ELECTION OF DIRECTORS

  The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than fifteen Directors who shall be divided into three classes, with the term of one class expiring each year. The number of Directors is fixed at seven, but is presently comprised of only six members:
Brian J. Lipke, Arthur A. Russ, Jr. and William P. Montague, Class I Directors whose terms expire in 1999; Neil E. Lipke and Gerald S. Lippes, Class II Directors whose terms expire in 1998; and David N. Campbell, Class III Director whose term expires in 1997. Curtis W. Lipke, a Class III Director whose term would have expired in 1997, resigned as an executive officer and director of the Company as of January 1, 1997. The Company has not decided if it will fill the vacancy on the Board of Directors caused by Mr. Lipke's resignation or, in the alternative, if it will reduce the number of Directors from seven to six. At the Annual Meeting of Stockholders in 1997, one Class III Director shall be elected to hold office for a term expiring in 2000. David N. Campbell has been nominated by the Board of Directors for election as such Class III Director. The Class III Director will be elected by a plurality of the votes cast at the meeting.

  Unless instructions to the contrary are received, it is intended that the shares represented by proxies will be voted for the election as Director of David N. Campbell, who is presently a Director. Mr. Campbell has been a Director of the Company since the consummation of the Company's initial public offering in November 1993 and has been previously elected by the Company's stockholders. If Mr. Campbell should become unavailable for election for any reason, it is intended that the shares represented by the proxies solicited herewith will be voted for such other person as the Board of Directors shall designate. The Board of Directors has no reason to believe that Mr. Campbell will be unable or unwilling to serve if elected to office.

  The following information is provided concerning the Directors and the nominee for election as Class III Director:

  Brian J. Lipke has been Chairman of the Board, President and Chief Executive Officer and a Director since its formation. He has been President and Chief Executive Officer of Gibraltar Steel Corporation of New York ("Gibraltar New York"), a predecessor and current subsidiary of the Company, since 1987, and has been in charge of the Company's other subsidiaries since their formation. From 1972 to 1987, Mr. Lipke held various positions with Gibraltar New York in production, purchasing and divisional management. He is a director of
C. H. Heist Corporation and Dunlop Tire Corporation and is a member of the Chase Manhattan Bank Regional Advisory Board.

  Neil E. Lipke has been Executive Vice President - Marketing and a Director of the Company since its formation. He has been Executive Vice President of Gibraltar New York since 1988 and has been employed by Gibraltar New York since 1973 in various production, sales and marketing capacities.

  Gerald S. Lippes has served as a Director of the Company since its formation. He has been engaged in the private practice of law since 1965 and is a partner of the firm of Lippes, Silverstein, Mathias & Wexler LLP, Buffalo, New York. Mr. Lippes is also a director of Mark IV Industries, Inc.

  Arthur A. Russ, Jr. has served as a Director of the Company since its formation. He has been engaged in the private practice of law since 1969 and is a member of the firm of Albrecht, Maguire, Heffern & Gregg, P.C., Buffalo, New York.

  David N. Campbell has served as a Director of the Company since the consummation of the Company's initial public offering. Since July 1995 Mr. Campbell has served as President of BBN Systems & Technologies, a networking technology company based in Cambridge, Massachusetts. From November 1994 to July 1995, he served as Chairman of the Board of Dunlop Tire Corporation and, prior thereto, from March 1984 until September 1994 he served as Chairman of the Board and Chief Executive Officer of Computer Task Group, Incorporated. Mr. Campbell is also a director of National Fuel Gas Company and an advisory director of First Empire State Corporation.

  William P. Montague has served as a Director of the Company since the consummation of the Company's initial public offering. He served as Executive Vice President and Chief Financial Officer of Mark IV Industries, Inc. from 1986 to February 1996 and, since March 1, 1996, as President of said company. He is also a member of the Chase Manhattan Bank Regional Advisory Board and a director of International Imaging Materials, Inc.


           THE BOARD OF DIRECTORS AND ITS COMMITTEES

  During the fiscal year ended December 31, 1996, the Board of Directors held five meetings. Each Director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which he served.

Audit Committee

  The Board of Directors has a standing Audit Committee comprised of Messrs. Lippes, Russ and Campbell. The duties of the Audit Committee consist of reviewing with the Company's independent auditors and its management, the scope and results of the annual audit and other services provided by the Company's independent auditors. The Audit Committee held two meetings in fiscal 1996.

Compensation Committee

  The Compensation Committee, which consists of Messrs. Lippes and Montague, held three meetings in 1996. The Compensation Committee makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company.

Other Committees

  The Board of Directors does not have a standing executive or nominating committee.


        DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Directors and Executive Officers

     The following table sets forth certain information regarding the Directors and executive officers of the Company:

Name                       Age               Position(s) Held

Brian J. Lipke(A)          45           Chairman of the Board, President and
                                         Chief Executive Officer
Neil E. Lipke(A)           39           Executive Vice President and Director
Walter T. Erazmus          49           Executive Vice President - Finance,
                                         Chief Financial Officer, Secretary
                                         and Treasurer
Joseph A. Rosenecker       52           Executive Vice President - Commercial
Carl P. Spezio             51           Executive Vice President -
                                         Manufacturing
Eric R. Lipke(A)           37           Vice President -Transportation
Joseph W. Wark             66           Vice President - Automotive Sales
Gerald S. Lippes           57           Director
David N. Campbell          55           Director
William P. Montague        50           Director
Arthur A. Russ, Jr.        54           Director

____________________________________
(A)Brian J. Lipke, Neil E. Lipke and Eric R. Lipke are brothers.

  Recent business experience of the Directors is set forth above under "Election of Directors." Recent business experience of the executive officers who are not also Directors is as follows:

  Walter T. Erazmus has been Executive Vice President - Finance of the Company and Chief Financial Officer of the Company since November 1994 and of Gibraltar New York since 1977 and has served as Secretary and Treasurer of the Company since its formation. He was Vice President - Finance of the Company and Chief Financial Officer of the Company from its formation until November 1994.

  Joseph A. Rosenecker has been Executive Vice President - Commercial of the Company since November 1994. He served as Vice President - Sales of the Company from its formation until November 1994 and has been the director of Gibraltar New York's cold-rolled strip operations since 1989. He was President of Gibraltar New York's strip and strapping divisions from 1978 to 1989.

  Carl P. Spezio has been Executive Vice President - Manufacturing since November 1994. Prior thereto, he was Vice President -
Manufacturing and Quality Control of the Company since its formation.

He has been the director of Gibraltar New York's metal processing operations since 1989. He was President of the Gibraltar Metals
Division of Gibraltar New York from 1977 to 1989.

  Joseph W. Wark has been Vice President - Automotive Sales of the Company since its formation and has been in charge of automotive sales for Gibraltar New York since 1986.

  Eric R. Lipke has been Vice President - Transportation of the
Company since its formation. Mr. Lipke has held various positions with Gibraltar New York since 1976 primarily in the areas of administration and executive support.


               COMPENSATION OF EXECUTIVE OFFICERS

  The following summary compensation table sets forth all compensation earned by the Company's Chief Executive Officer, and each of the Company's other four most highly compensated executive officers, for the Company's fiscal years ended December 31, 1994, 1995 and 1996.






                   SUMMARY COMPENSATION TABLE

                                                                    Long-Term
                                                          Other     Compen-     All
                                                          Annual    sation      Other
Name and                Fiscal                            Compen-   Awards      Compen-
Principal Position       Year     Salary       Bonus      sation    Options     sation(A)

Brian J. Lipke,          1996   $ 248,558     $ 211,000    ---        ---      $ 82,974
Chairman of the Board,   1995     215,000       140,000    ---        ---         3,844
President and Chief      1994     204,750       110,000    ---      15,000(B)     8,154
Executive Officer

Joseph A. Rosenecker,    1996     142,000       341,419    ---      15,000(C)    11,164
Executive Vice-Presi-    1995     153,000       215,620    ---      12,500(C)     9,524
dent - Commercial        1994     153,000       207,605    ---      10,000(C)    10,208

Neil E. Lipke            1996     209,250       183,000    ---        ---        75,635
Executive Vice Presi-    1995     183,474       115,000    ---        ---         7,186
dent and Director        1994     140,000        85,000    ---      10,000(B)     8,016

Joseph W. Wark,          1996     181,731       190,348    ---      15,000(C)     9,440
Vice President -         1995     175,000       171,174    ---        ---         7,938
Automotive Sales         1994     177,692       124,428(D) ---      10,000(C)     9,934

Walter T. Erazmus,       1996     168,173       172,000    ---      15,000(C)    10,314
Executive Vice Presi-    1995     152,548       130,000    ---      12,500(C)     8,069
dent - Finance,          1994     141,025        85,000    ---      10,000(C)     9,350
Secretary and Treasurer

_______________________________
(A) Composed of: (a) the allocation in 1996 of contributions made pursuant to the Gibraltar Steel Corporation of New York Profit Sharing Plan in the amount of $4,690 to the account of each of Messrs. Brian
J. Lipke, Rosenecker, Neil E. Lipke, Wark and Erazmus; (b) the matching contributions made by the Company in 1996 pursuant to the Gibraltar Steel Corporation of New York 401(k) Retirement Savings Plan to Messrs. Brian J. Lipke, Rosenecker, Neil E. Lipke, Wark and Erazmus in the amount of $ -0-, $4,750, $4,750, $4,750 and $4,750, respectively; (c) the payment in 1996 of insurance premiums paid with respect to term life insurance policies provided for Messrs. Brian
J. Lipke, Rosenecker, Neil E. Lipke, Wark and Erazmus in the amount of $590, $1,724, $ -0-, $ -0- and $874, respectively; and (d) payment made by the Company pursuant to a Tax Indemnification Agreement dated as of November 5, 1993 between the Company and its pre-public offering shareholders to Brian J. Lipke and Neil E. Lipke in the amount of $77,694 and $66,195, respectively.

(B) Represents options issued to Messrs. Brian J. Lipke and Neil E. Lipke pursuant to the Gibraltar Steel Corporation Non-Qualified Stock Option Plan (the "Non-Qualified Plan").

(C) Represents options granted to Messrs. Rosenecker, Wark and Erazmus pursuant to the Gibraltar Steel Corporation Incentive Stock Option Plan (the "Incentive Plan").

(D) Includes sales commissions paid to Mr. Wark in the sum of $115,428 in 1994.

Options Granted in Last Fiscal Year

  The following table contains information concerning the grant of stock options to the named executives in 1996. The exercise price of all such options is equal to the market value of Common Stock on the date of the grant.

                                  Percent of                                  Potential Realizable
                                  Total Options                                Value at Assumed
                                  Granted to       Exercise                    Annual Rates of Stock
  Name and                        Employees in      Price                      Price Appreciation
  Principal           Option      Fiscal             Per       Expiration      For Option Term
  Position            Grants(A)   Year              Share         Date         5%(B)       10%(C)

Brian J. Lipke,
  Chairman of the
  Board, President
  and Chief
  Executive Officer     ---          ---             ---          ---            ---           ---

Joseph A. Rosenecker,
  Executive Vice
  President -
  Commercial          15,000        8.63%          $16.75        7/7/06      $ 158,010    $ 400,428

Joseph W. Wark,
 Vice-President
 Automotive Sales     15,000        8.63%          $16.75        7/7/06        158,010      400,428

Neil E. Lipke,
 Executive Vice
 President and
 Director               ---          ---             ---          ---            ---           ---

Walter T. Erazmus,
 Executive Vice Presi-
 dent - Finance,
 Secretary and
 Treasurer            15,000        8.63%           $16.75       7/7/06        158,010      400,428

_________________________________
(A)Options granted pursuant to the Incentive Plan and the Non-Qualified Plan become exercisable in cumulative annual increments of 25% beginning one year from the date of grant; however, in the event of certain extraordinary transactions, including a change of control of the Company, the vesting of such options would automatically accelerate.

(B)Represents the potential appreciation of the options, determined by assuming an annual compounded rate of appreciation of 5% per year over the ten-year term of the grants, as prescribed by the rules. The amount set forth above is not intended to forecast future appreciation, if any, of the stock price. There can be no assurance that the appreciation reflected in this table will be achieved.

(C)Represents the potential appreciation of the options, determined by assuming an annual compounded rate of appreciation of 10% per year over the ten-year term of the grant. The amounts set forth above are not intended to forecast future appreciation, if any, of the stock price. There can be no assurance that the appreciation reflected in this table will be achieved.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End
Option Values

  The following table sets forth information with respect to the named executives concerning the exercise of options during 1996 and unexercised options held at the end of 1996.

                                                                                    Value of
                                                     Number of                 Unexercised in the
                                                 Unexercised Options              Money Options
                                                 At Fiscal Year End           At Fiscal Year End(A)
                      Shares
                      Acquired      Value
                      On Exercise  Realized   Exercisable  Unexercisable   Exercisable  Unexercisable

Brian J. Lipke,
  Chairman of the
  Board, President
  and Chief
  Executive Officer     ---          ---         7,500         7,500        $ 121,875    $ 121,875

Joseph A. Rosenecker,
  Executive Vice
  President -
  Commercial Sales    21,250      $ 238,906     15,000        38,750          231,250      509,688

Neil E. Lipke,
 Executive Vice
 President and
 Director               ---          ---         5,000         5,000           81,250       81,250

Joseph W. Wark,
 Vice President -
 Automotive Sales     21,250        238,906      2,500        26,250           40,625      319,063

Walter T. Erazmus,
 Executive Vice Presi-
 dent - Finance,
 Secretary and
 Treasurer            21,250        238,906     15,000        38,750           231,250     509,688

________________________________
(A)Represents the difference between $26.25, the closing market value of Common Stock as of December 31, 1996, and the exercise price of such options.


                      EMPLOYMENT AGREEMENT

  Pursuant to an Employment Agreement effective as of November 1, 1993 between the Company and Brian J. Lipke (the "Employment Agreement"), Mr. Lipke will serve as Chairman of the Board, President and Chief Executive Officer of the Company at an annual base salary of $195,000, subject to annual adjustment as determined by the Compensation Committee in its discretion. In addition to his base salary, Mr. Lipke will be eligible to participate in the Company's bonus compensation plans and other employee benefit plans available to the Company's executive officers. The Employment Agreement has an initial term of five years, which automatically is extended for an additional one-year period on each anniversary date, unless either party gives notice of intent to terminate.

  The Employment Agreement provides that if the Company terminates Mr. Lipke without cause, he shall be entitled to receive a lump sum benefit equal to 2 1/2 times his total cash compensation for the 12-month period immediately preceding the date of his termination.

  The Employment Agreement further provides for severance benefits upon a change in control of the Company. Events that trigger a "change in control" under the Employment Agreement include (i) certain consolidations or mergers, (ii) certain sales or transfers of substantially all of the Company's assets, (iii) the approval of the Company's shareholders of a plan of dissolution or liquidation of the Company, (iv) the acquisition of 20% or more of the Company's outstanding common stock by certain persons (other than the Company's executive officers and directors, whether individually or as a group) and (v) certain changes in the membership of the Company's Board of Directors. If Mr. Lipke's employment is terminated within three years of a change in control, he may be entitled to receive a lump sum severance payment equal to $100 less than three times the average of his total cash compensation during the three-year period immediately preceding his termination, plus medical, disability and life insurance benefits for the rest of his life. The payments and benefits otherwise would not constitute parachute payments that would be subject to excise tax payments or corporate deduction disallowance under the Internal Revenue Code of 1986, as amended. In addition, upon a termination of Mr. Lipke's employment other than by the Company for cause and other than voluntarily by Mr. Lipke, if he becomes entitled to receive benefits under any of the Company's tax-qualified retirement plans (the "Plans"), he will be entitled to receive from the general assets of the Company an additional benefit computed as if the Plans were not subject to any applicable limits imposed on such plans by the Code or the Employee Retirement Income Security Act of 1974, as amended.

  If Mr. Lipke dies during the term of the Employment Agreement, in addition to any death benefits payable under life insurance maintained by the Company and any death benefits payable under the Company's employee benefit plans, the Company will pay to the estate of Mr. Lipke a death benefit equal to 50% of his annual base salary plus an amount equal to all bonuses he would have received through the end of the then current fiscal year. If he becomes permanently disabled, Mr. Lipke will be entitled to receive from the Company annual benefits equal to his base salary, subject to a cap of $200,000 (adjusted for cost of living increases), less amounts received under any pension, profit sharing or disability plan or insurance policy.

  In the event Mr. Lipke's employment with the Company is terminated other than for cause, the Company will continue to provide medical, disability and life insurance benefits to Mr. Lipke for life, subject to reduction to the extent he receives such benefits from other sources.

  Mr. Lipke has agreed in the Employment Agreement that, in the event he terminates his employment other than following a change in control, he will not, for a period of one year after the date of termination, participate in any "competitive operation," as defined in the Employment Agreement.

  In 1996, none of the executive officers of the Company served on the compensation committee or on any other committee of the board of directors performing similar functions of any other entity, any of whose officers or directors served on the Company's Board of Directors or Compensation Committee.


    COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's Executive Compensation Program is designed to attract and retain top quality executives and to provide them with both an incentive and a reward for superior performance. The program includes three principal components - base salary, annual profit-based bonus opportunities and long-term incentives. Beginning in fiscal 1994, the program was administered by the Compensation Committee of the Board of Directors. Members of the Compensation Committee are outside directors who are not employees of the Company.

Compensation Philosophy

  The primary philosophy of the Company's Executive Compensation Program is to align the financial interest of its executive officers with those of the Company and its stockholders by basing a significant portion of each executive officer's compensation upon his individual performance and the Company's financial performance and by encouraging executive officers to own Company stock through participation in various stock option and other benefit plans.

  The Compensation Committee is responsible for making annual adjustments to the base salary of Mr. Lipke, allocating bonuses to the executive officers under the Company's Incentive Bonus Plan and granting options to eligible participants, including executive officers, under the Company's Incentive Stock Option Plan and Non-Qualified Stock Option Plan. The annual base salaries of the other executive officers of the Company are determined by Mr. Lipke. The Compensation Committee utilizes industry surveys and executive compensation reports as guidelines for the reasonableness of the compensation paid to the Companies' executive officers, but individual performance and the Company's financial performance are the determining factors in individual compensation decisions.

Annual Base Salary

  The annual base salary of Mr. Lipke is established by his employment agreement, subject to annual adjustments determined in the discretion of the Compensation Committee. For 1997, the Compensation Committee has fixed Mr. Lipke's base salary at $265,000.

Executive Incentive Bonus Plan

  The Company's Executive Incentive Bonus Plan was adopted to provide its executive officers with a quarterly incentive compensation program. This plan provides for a quarterly bonus pool in an amount equal to the lesser of (i) 60% of the aggregate base compensation of the participating executive officers or (ii) l5% of the Company's net income before taxes and any incentive bonuses for the quarter on which the bonuses are based. This bonus pool is then adjusted as follows:
50% of the bonus pool is available for bonus allocations regardless of the Company's performance; 25% is available only if the Company satisfied its operating profit goal for the quarter as established by the Board of Directors; and 25% is available only if the Company satisfies its return and equity goal for the quarter as established by the Board of Directors. Within these parameters, the Compensation Committee determines the amount to be paid to each executive officer, considering such factors as the officer's performance during the quarter and the Company's overall financial performance during the quarter. These factors vary by individual and do not include quantifiable objectives. However, there is no formal weighing of the various factors and the final determination of each executive officer's bonus is based upon the recommendation of the person to whom such executive officer reports, with final approval by the Compensation Committee.

  Bonuses paid under the Company's Executive Incentive Bonus Plan for 1996 reflect the Company's attainment of its operating profit goal and return on equity goal for each quarter.

Stock Options

  The Compensation Committee administers both the Company's Incentive Stock Option Plan and Non-Qualified Stock Option Plan. In 1996, stock options were granted by the Compensation Committee under the Incentive Stock Option Plan to key management employees of the Company, including executive officers. All of the options granted in 1996 had an exercise price of not less than 100% of the fair market value of the underlying stock on the date of grant. The value of the options granted is wholly dependent on the increase in value of the Company's common stock, which serves as an incentive to the executive officers to maximize their efforts to promote the economic performance of the Company. All of the options granted in 1996 are exercisable over a four year period at the rate of 25% per year commencing one year from the date of grant. Accordingly, an executive officer must remain with the Company for at least four years in order to enjoy the full economic benefit of the options awarded. The number of options awarded to a particular executive officer is directly related to his responsibilities and his individual performance.

Compensation For the Chief Executive Officer

  Mr. Lipke participates in the same compensation programs provided to the Company's other executive officers. The Compensation Committee awarded Mr. Lipke a bonus under the Company's Executive Incentive
Bonus Plan in the sum of $211,000.   This award recognizes the
achievement of the Company's operating profit goal and return on equity goal for each quarter of 1996 and reflects Mr. Lipke's personal contribution to the Company's overall success.

Section 162(m) of Internal Revenue Code

  Section 162(m) of the Internal Revenue Code, generally disallows a tax deduction to public companies for compensation in excess of $l,000,000 paid to a Company's chief executive officer and any one of the four other most highly paid executive officers during its taxable year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Based upon the compensation paid to Mr. Lipke and the Company's other executive officers in 1996, it does not appear that the Section l62(m) limitation will have a significant impact on the Company in the near term. However, the Compensation Committee plans to review this matter periodically and to take such actions as are necessary to comply with the new statute to avoid non-deductible compensation payments.


                         COMPENSATION COMMITTEE OF THE
                         BOARD OF DIRECTORS OF
                         GIBRALTAR STEEL CORPORATION


                              Gerald S. Lippes
                              William P. Montague

                       PERFORMANCE GRAPH

  The Performance Graph shown below compares the cumulative total shareholder return on Common Stock, based on the market price of the Common Stock, with the total return of the S&P MidCap 400 Index and the S&P Steel Index. The comparison of total return assumes that a fixed investment of $100 was invested on November 4, 1993 (the effective date of the Company's initial public offering) in Common Stock and in each of the foregoing indices and further assumes the reinvestment of dividends. The stock price performance shown on the graph is not necessarily indicative of future price performance.



                    11/4/93   12/93     12/94     12/95     12/96

Gibraltar Steel        100      132        98       110       239

S&P MidCap 400         100      106       102       133       159

S&P Steel              100      108       105        97        87


Values with the exception of 11/4/93 are presented as of December 31 of each year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee is composed of Gerald S. Lippes and William P. Montague, each an outside director of the Company. Neither Mr. Lippes nor Mr. Montague was, during 1996 or prior thereto, an officer or employee of the Company or any of its subsidiaries. In 1996, none of the executive officers of the Company or members of the Compensation Committee served on the compensation committee or on any other committee of the board of directors performing similar functions of any other entity, any of whose officers or directors served on the Company's Board of Directors or Compensation Committee.

  Gerald S. Lippes is a partner of Lippes, Silverstein, Mathias &
Wexler LLP. During 1996 such firm provided legal services to the Company.


                   COMPENSATION OF DIRECTORS

  All Directors other than Directors who are employees of the Company receive a retainer of $12,000 per year. In addition, each such director also receives a fee of $1,000 for each Board of Directors or committee meeting attended and is reimbursed for any reasonable expenses incurred in attending such meetings.


    SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and any persons who own more than 10% of a registered class of the Company's equity securities, to file equity securities of the Company and other reports of initial ownership of Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission and to furnish the Company with copies of all forms they file pursuant to
Section 16(a).

  To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during the year ended December 31, 1996 all Section 16(a) filing requirements applicable to its officers, Directors and greater than 10% beneficial owners were complied with.


 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information as of February 28, 1997 (except as otherwise noted) with respect to all stockholders known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, each Director, each Executive Officer named in the Summary Compensation table above and all Executive Officers and Directors as a group.

     Name                        Number of Shares(A)        Percent of Class

Brian J. Lipke(B)(C)                   1,107,848                   8.85%

Neil E. Lipke(B)(D)                    1,103,148                   8.81

Meredith A. Lipke-de Blok(B)(E)        1,084,303                   8.66

Eric R. Lipke(B)(F)                    1,074,848                   8.59

Curtis W. Lipke(B)(G)                    942,103                   7.53

Patricia K. Lipke(B)(H)                  840,885                   6.72

Gerald S. Lippes(I)                       74,580                    *
  700 Guaranty Building
  28 Church Street
  Buffalo, New York 14202-3950

William P. Montague(J)                    57,830                    *
  501 John James Audubon Parkway
  P.O. Box 810
  Amherst, New York 14226-0810

Arthur A. Russ, Jr.(K)                    41,625                    *
  2100 Main Place Tower
  Buffalo, New York 14202

David N. Campbell(L)                      21,875                    *
  10 Moulton Street
  Cambridge, Massachusetts  02138

Walter T. Erazmus(B)(M)                   20,484                    *

Joseph A. Rosenecker(B)(N)                19,422                    *

Carl P. Spezio(B)(O)                      18,568                    *

Joseph W. Wark(B)(P)                       2,500                    *

All Directors and Executive(Q)(R)
  Officers as a Group (12 persons)     4,484,831                  35.82%

_________________________________
*Less than 1%.

(A)Unless otherwise indicated in the footnotes, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him, except to the extent that authority is shared by spouses under applicable law.

(B)The address of each of the executive officers listed in the Summary Compensation Table, Meredith A. Lipke-de Blok, Carl P. Spezio, Curtis
W. Lipke, Eric R. Lipke and Patricia K. Lipke is 3556 Lake Shore Road, P.O. Box 2028, Buffalo, New York 14219-0228.

(C)Includes (i) 1,075,948 shares of Common Stock held by two (2) trusts for the benefit of Brian J. Lipke, (ii) 2,200 shares of Common Stock held by a trust for the benefit of the daughter of Brian J. Lipke, (iii) 2,200 shares of Common Stock held in a custodial account for the benefit of the daughter of Brian J. Lipke and (iv) 7,500 shares of Common Stock issuable under currently exercisable options pursuant to the Non-Qualified Plan. Excludes 7,500 shares of Common Stock issuable under options granted to Brian J. Lipke pursuant to the Non-Qualified Plan which are not exercisable within sixty (60) days. Also excludes (i) 838,985 shares of Common Stock held by the Trust U/W of Kenneth E. Lipke f/b/o Patricia K. Lipke (the "Kenneth E. Lipke Trust"), as to which Brian J. Lipke serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership, (ii) 3,899,182 shares of Common Stock held by a trust for the benefit of each of Neil E. Lipke, Curtis W. Lipke, Eric R. Lipke and Meredith A. Lipke-de Blok, as to each of which Brian
J. Lipke serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership,
(iii) 30,000 shares of Common Stock held by a trust for the benefit of Meredith A. Lipke-de Blok, as to which Brian J. Lipke serves as one of five trustees and shares voting and investment power and as to which he disclaims beneficial ownership and (iv) 2,200 shares of Common Stock held by a trust for the benefit of the daughter of Meredith A. Lipke-de Blok, as to which Brian J. Lipke serves as one of four trustees and shares voting and investment power and as to which he disclaims beneficial ownership.

(D)Includes (i) 1,241,523 shares of Common Stock held by a trust for the benefit of Neil E. Lipke and (ii) 5,000 shares of Common Stock issuable under currently exercisable options granted to Neil E. Lipke pursuant to the Non-Qualified Plan. Excludes 5,000 shares of Common

Stock issuable under options granted to Neil E. Lipke pursuant to the Non-Qualified Plan which are not exercisable within sixty (60) days. Also excludes (i) 60,880 shares of Common Stock held by a trust for the benefit of Brian J. Lipke and 30,000 shares of Common Stock held by a trust for the benefit of Meredith A. Lipke-de Blok, as to each of which Neil E. Lipke serves as one of five trustees and shares voting and investment power and as to which he disclaims beneficial ownership, (ii) 2,200 shares of Common Stock held by a trust for the benefit of the daughter of Brian J. Lipke, as to which Neil E. Lipke serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership and 1,300 shares of Common Stock held by a trust for the benefit of the son of Eric R. Lipke, as to which Neil E. Lipke serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership.

(E)Includes (i) 1,070,603 shares of Common Stock held by three (3) trusts for the benefit of Meredith A. Lipke-de Blok, (ii) 4,400 shares of Common Stock held in a custodial account for the benefit of the daughter of Meredith A. Lipke-de Blok pursuant to the New York Uniform Gift to Minors Act and (iii) 2,200 shares of Common Stock held by a trust for the benefit of the daughter of Meredith A. Lipke-de Blok. Excludes 60,880 shares of Common Stock held by a trust for the benefit of Brian J. Lipke, as to which Meredith A. Lipke-de Blok serves as one of five trustees and shares voting and investment power and as to which she disclaims beneficial ownership.

(F)Includes (i) 992,568 shares of Common Stock held by a trust for the benefit of Eric R. Lipke, (ii) 1,300 shares of Common Stock held by a trust for the benefit of the son of Eric R. Lipke and (iii) 5,000 shares of Common Stock issuable under currently exercisable options granted to Eric R. Lipke pursuant to the Non-Qualified Plan. Excludes 5,000 shares of Common Stock issuable under options granted to Eric
R. Lipke pursuant to the Non-Qualified Plan which are not exercisable within sixty (60) days. Also excludes (i) 1,015,068 shares of Common Stock held a trusts for the benefit of Brian J. Lipke, as to which Eric R. Lipke serves as one of three trustees and shares voting and investment power and as to which Eric R. Lipke disclaims beneficial ownership, (ii) 60,880 shares of Common Stock held by a trust for the benefit of Brian J. Lipke and 30,000 shares of Common Stock held by a trust for the benefit of Meredith A. Lipke-de Blok, as to each of which Eric R. Lipke serves as one of five trustees and shares voting and investment power and as to which he disclaims beneficial ownership and (iii) 2,200 shares of Common Stock held by a trust for the benefit of the daughter of Brian J. Lipke, as to which Eric R. Lipke serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership.

(G)Includes 866,523 shares of Common Stock held by a trust for the benefit of Curtis W. Lipke and excludes (i) 60,880 shares of Common Stock held by a trust for the benefit of Brian J. Lipke and 30,000 shares of Common Stock held by a trust for the benefit of Meredith A. Lipke-de Blok, as to each of which Curtis W. Lipke serves as one of five trustees and shares voting and investment power and as to which he disclaims beneficial ownership, (ii) 2,200 shares of Common Stock held by a trust for the benefit of the daughter of Meredith A. Lipke-de Blok, as to which Curtis W. Lipke serves as one of four trustees and shares voting and investment power and as to which he disclaims beneficial ownership and (iii) 2,200 shares of Common Stock held by a trust for the benefit of the daughter of Brian J. Lipke, as to which Curtis W. Lipke serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership.

(H)Includes 838,985 shares of Common Stock held by the Kenneth E. Lipke Trust. Excludes 2,200 shares of Common Stock held by a trust for the benefit of the daughter of Meredith A. Lipke-de Blok, as to which Patricia K. Lipke serves as one of four trustees and shares voting and investment power and as to which she disclaims beneficial ownership.

(I)Includes 38,125 shares of Common Stock issuable under currently exercisable options granted to Mr. Lippes pursuant to the Non-
Qualified Plan. Excludes 13,125 shares of Common Stock issuable under options granted to Mr. Lippes pursuant to the Non-Qualified Plan which are not exercisable within sixty (60) days.

(J)Includes 19,375 shares of Common Stock issuable under currently exercisable options granted to Mr. Montague pursuant to the Non-Qualified Plan. Excludes 6,875 shares of Common Stock issuable under options granted to Mr. Montague pursuant to the Non-Qualified Plan which are not exercisable within sixty (60) days.

(K)Includes (i) 38,125 shares of Common Stock issuable under currently exercisable options granted to Mr. Russ pursuant to the Non-Qualified Plan and (ii) an aggregate of 1,500 shares of Common Stock held by three (3) trusts for the benefit of the Russ' children as to each of which Mr. Russ serves as a trustee. Excludes 13,125 shares of Common Stock issuable under options granted to Mr. Russ pursuant to the Non-Qualified Plan which are not exercisable within sixty (60) days. Also excludes an aggregate of (i) 4,914,250 shares of Common Stock owned by a trust for the benefit of each Brian J. Lipke, Neil E. Lipke, Curtis
W. Lipke, Eric R. Lipke and Meredith A. Lipke-de Blok, as to each of which Mr. Russ serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership and
(ii) 838,985 shares of Common Stock held by the Kenneth E. Lipke Trust, as to which Mr. Russ serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership.

(L)Includes 19,375 shares of Common Stock issuable under currently exercisable options granted to Mr. Campbell pursuant to the Non-Qualified Plan. Excludes 6,875 shares of Common Stock issuable under options granted to Mr. Campbell pursuant to the Non-Qualified Plan which are not exercisable within sixty (60) days.

(M)Includes (i) 15,000 shares of Common Stock issuable under currently exercisable options granted to Mr. Erazmus under the Incentive Plan,
(ii) 800 shares of Common Stock held by an Individual Retirement Account for the benefit of Mr. Erazmus, (iii) 500 shares of Common Stock held by an Individual Retirement Account for the benefit of the spouse of Mr. Erazmus and (iv) 1,184 shares of Common Stock allocated to Mr. Erazmus's self-directed account under the Company's 401(k) Retirement Savings Plan. Excludes 38,750 shares of Common Stock issuable under options granted to Mr. Erazmus pursuant to the Incentive Plan which are not exercisable within sixty (60) days.

(N)Includes 15,000 shares of Common Stock issuable under currently exercisable options granted to Mr. Rosenecker under the Incentive Plan and (ii) 1,922 shares of Common Stock allocated to Mr. Rosenecker's self-directed account under the Company's 401(k) Retirement Savings Plan. Excludes 38,750 shares of Common Stock issuable under options granted to Mr. Rosenecker pursuant to the Incentive Plan which are not exercisable within sixty (60) days.

(O)Includes (i) 15,000 shares of Common Stock issuable under currently exercisable options granted to Mr. Spezio under the Incentive Plan and
(ii) 1,541 shares of Common Stock allocated to Mr. Spezio's self-directed account under the Company's 401(k) Retirement Savings Plan. Excludes 38,750 shares of Common Stock issuable under options granted to Mr. Spezio pursuant to the Incentive Plan which are not exercisable within sixty (60) days.

(P)Includes 2,500 shares of Common Stock issuable under currently exercisable options granted to Mr. Wark under the Incentive Plan. Excludes 26,250 shares of Common Stock issuable under options granted to Mr. Wark pursuant to the Incentive Plan which are not exercisable within sixty (60) days.

(Q)Includes options to purchase an aggregate of 47,500 shares of Common Stock issuable to certain executive officers under the Incentive Plan and an aggregate of 132,500 shares of Common Stock issuable to certain executive officers and directors under the Non-Qualified Plan, all of which are exercisable within sixty (60) days. Excludes options to purchase an aggregate of 142,500 shares of Common Stock issued to certain executive officers under the Incentive Plan and an aggregate of 57,500 shares of Common Stock issued to certain executive officers and directors under the Non-Qualified Plan, none of which are exercisable within sixty (60) days.

(R)Includes the shares beneficially owned by Curtis W. Lipke, who resigned as an executive officer and director as of January 1, 1997.

  Vote Required. The affirmative vote of a plurality of the shares of Common Stock present, in person or by proxy, is required for the election of each Director, assuming a quorum is present or represented at the meeting.

  The Board of Directors recommends a vote "FOR" the nominee for Class III Director.

                         OTHER MATTERS

  The Company's management does not presently know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if other matters are presented, the accompanying proxy confers upon the person or persons entitled to vote the shares represented by the proxy, discretionary authority to vote such shares in respect of any such other matter in accordance with their best judgment.


                       OTHER INFORMATION

  Price Waterhouse LLP has been selected as the independent auditors for the Company's current fiscal year and has been the Company's independent auditors for its most recent year ended December 31, 1996.

  Representatives of Price Waterhouse LLP are expected to be present at the 1997 Annual Meeting of Stockholders and will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO. Such written request should be directed to Gibraltar Steel Corporation, 3556 Lake Shore Road, P.O. Box 2028, Buffalo, New York 14219-0228,
Attention: Walter T. Erazmus. Each such request must set forth a good faith representation that, as of March 25, 1997, the person making the request was a beneficial owner of securities entitled to vote at the Annual Meeting of Stockholders.


                    STOCKHOLDERS' PROPOSALS

  Proposals of stockholders intended to be presented at the 1998
Annual Meeting must be received by the Company by December 12, 1997 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.



  The accompanying Notice and this Proxy Statement are sent by order of the Board of Directors.


                                        WALTER T. ERAZMUS
                                             Secretary



Dated:  April 11, 1997




______________________________________________________________________
STOCKHOLDERS ARE URGED TO EXECUTE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A STOCKHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE DOES NOT ATTEND.


            -15

                             PROXY

                  GIBRALTAR STEEL CORPORATION
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD MAY 20, 1997

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS





  The undersigned hereby appoints BRIAN J. LIPKE, NEIL E. LIPKE, and WALTER T. ERAZMUS and each or any of them, attorneys and proxies, with full power of substitution, to vote at the Annual Meeting of Stockholders of GIBRALTAR STEEL CORPORATION (the "Company") to be held at the Company's offices at 3556 Lake Shore Road, Buffalo, New York, on May 20, 1997 at 10:00 a.m., local time, and any adjournment(s) thereof revoking all previous proxies, with all powers the undersigned would possess if present, to act upon the following matters and upon such other business as may properly come before the meeting or any adjournment(s) thereof.




          ELECTION OF DIRECTORS

          For Class III Director - David N. Campbell

              [ ] FOR    [ ] WITHHOLD AUTHORITY




THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND PROPOSALS LISTED ABOVE.



Dated:  ________, 1997



______________________________________________
              Signature



______________________________________________
        Signature if held jointly

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign a partnership name by authorized person. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.